Exhibit 99.2

Zonagen Announces 2006 Annual Meeting of Stockholders; Shareholder Approval Sought to Change Name to
Repros Therapeutics Inc.

THE WOODLANDS, Texas--(BUSINESS WIRE)--Feb. 8, 2006--Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZONA) announced today that the 2006 Annual Meeting of Stockholders of Zonagen, Inc. will be held on Tuesday, May 2, 2006, at 12:00 p.m., Eastern Daylight Time. The Company will mail a Notice of the Annual Meeting, Proxy Statement and form of Proxy to stockholders of record for the meeting about one month prior to the meeting. The record date for the meeting will be March 10, 2006.

Among other matters, the Company intends to seek stockholder approval at this meeting to change the Company's name to Repros Therapeutics Inc. to more accurately reflect the Company's focus on therapeutics for reproductive disorders.

Joseph S. Podolski, President & CEO, noted, "Our Company was founded to commercialize technology originated at Baylor College of Medicine focusing on the reproductive system, and our name Zonagen reflected that focus. With our new focus on the development of drugs to treat hormonal and reproductive system disorders, we feel that the name Repros Therapeutics Inc. better reflects our new strategic focus. We continue to make advances in the development of Proellex(TM) for the treatment of uterine fibroids and endometriosis, and Androxal(TM) for the treatment of testosterone deficiency in men. We urge our shareholders to vote in favor of this change in corporate identity and look forward to continued progress."

ABOUT ZONAGEN

Zonagen is a clinical stage biopharmaceutical company engaged in the development of new drugs to treat hormonal and reproductive system disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen's ability to have success in the clinical development of its technologies, Zonagen's ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties, the need for additional funding in order to complete clinical trials for Zonagen's product candidates, reliance on independent contractors, uncertainty relating to Zonagen's patent portfolio and such other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (SEC) and other SEC filings. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Zonagen, Inc., The Woodlands
Louis Ploth, 281-719-3454